Continental Building Products Reports First Quarter 2017 Results

Herndon, Virginia, May 4, 2017. Continental Building Products, Inc. (NYSE: CBPX) (the Company), a leading manufacturer of gypsum wallboard and complementary finishing products, announced today results for the first quarter ended March 31, 2017.
Highlights of First Quarter 2017 as Compared to First Quarter 2016

•	Net sales increased 8.2% to $120.6 million

•	Net income was $12.2 million compared to $12.5 million

•	Adjusted net income[1] was $12.7 million compared to $12.5 million

•	EBITDA[1] was $33.0 million compared to $34.5 million

•	Earnings per share increased 3.3% to $0.31

•	Adjusted earnings per share[1] increased 6.7% to $0.32

•	Cash flow from operations increased to $18.5 million, up 10.1%
"We delivered higher earnings per share reflecting strong momentum in sales, a sharp focus on operating discipline, and the accretive benefit of our share repurchase program," stated Jay Bachmann, Continental’s President and Chief Executive Officer. "We were especially pleased by our 10% improvement in cash flow from operations. This increase is reflective of our highly efficient, low cost operations that helped partially blunt the impact of higher raw material costs. As we look forward to the balance of the year, we are encouraged by the pace of activity in our markets. At the same time, we remain focused on our high-return capital investments to further improve our cost position and we also expect to continue repurchasing shares as a key avenue to return value to shareholders."
First Quarter 2017 Results vs. First Quarter 2016
Wallboard volumes increased to 650 million square feet (MMSF) for the first quarter 2017, compared to 617 MMSF in the prior year quarter. Net sales were up 8.2% to $120.6 million, compared to $111.5 million in the prior year quarter, due to the increase in volumes and a higher average mill net price2 of $147.92, compared to $144.62 in the prior year quarter.
Operating income was $21.7 million, compared to $22.6 million in the prior year quarter. This decrease was primarily driven by higher input costs partially offset by higher average mill net price resulting in gross margin of 25.7% in the first quarter 2017, compared to 28.3% in the first quarter 2016. SG&A expense was $9.3 million compared to $9.0 million in the prior year quarter, or 7.7% as a percentage of net sales compared to 8.0% in the prior year quarter.
Other expenses/income, net was a net expense of $0.6 million compared to net income of $0.2 million in the prior year quarter. The increase in expenses is primarily due to $0.7 million of expenses incurred in connection with the repricing of our long-term debt in the first quarter 2017.
Interest expense decreased 21.6% to $2.9 million, compared to $3.7 million in the prior year quarter, reflecting lower average outstanding borrowings during first quarter 2017 compared to first quarter 2016 and the lower interest rate following the debt refinancing in August 2016 and repricing in February 2017.

1 See the financial schedules at the end of this press release for a reconciliation of EBITDA and adjusted earnings per share, which are non-GAAP financial measures, to relevant GAAP financial measures.
2 Mill net price represents average selling price per thousand square feet (MSF), net of freight and delivery costs.

Net income for the first quarter 2017 declined by $0.3 million to $12.2 million, or $0.31 per share, compared to $12.5 million, or $0.30 per share, in the first quarter 2016. EBITDA1 was $33.0 million for the first quarter 2017, compared to $34.5 million in the prior year quarter.
Balance Sheet and Cash Flow
As of March 31, 2017, the Company had cash of $57.9 million and total outstanding borrowing under the credit agreement of $272.9 million. During the first quarter 2017, the Company generated cash flows from operations of $18.5 million and incurred $5.4 million of capital expenditures and software development costs.
In February 2017, the Company successfully repriced its term loan which lowered its interest rate by 25 basis points to LIBOR plus 2.50%, reducing its estimated interested expense by approximately $0.8 million per annum. All other terms and conditions under the term loan remain the same.
In February 2017, the Company's Board of Directors authorized an expansion of its stock repurchase program from up to $100 million to up to $200 million. The program's expiration date was also extended from the end of 2017 to the end of 2018. During the first quarter 2017, the Company repurchased 217,123 shares of its common stock under its repurchase program at an aggregate purchase price of $5.2 million, representing 0.5% of its outstanding shares as of December 31, 2016. Since the inception of this program in November 2015, the Company has repurchased $54 million of its common stock through March 31, 2017.
Forward Looking Guidance
For the full year 2017, guidance on certain measures is as follows:

•	SG&A is expected to be in the range of $38 - $40 million.

•	Cost of goods sold inflation is expected to be at 6% to 7%.

•	Total capital expenditures is expected to be in the range of $24 - $31 million.

◦	Maintenance capital spending is expected to be in the range of $12 - $14 million.

◦	High-return plant network capital spending is expected to be in the range of $12 - $17 million.

•	Depreciation and amortization is expected to be in the range of $43 - $45 million.

•	Effective interest rate on our term loan is expected to be 4.0% while the cash interest rate is expected to be 3.6%.

•	Effective tax rate is expected to be in the range of 33% - 35%.

Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call on Thursday, May 4, 2017 at 5:00 p.m. Eastern time to review first quarter 2017 financial results and discuss recent events and conduct a question-and-answer period. The live webcast will be available on the Investor Relations section of the Company’s website at www.continental-bp.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through June 4, 2017, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the passcode 13634638.
About Continental Building Products
Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.
Contact Information
Investor Relations:
Tel.: 703-480-3980
Investorrelations@continental-bp.com

Continental Building Products, Inc.
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	March 31, 2017	March 31, 2016
	(in thousands, except share data and per share amounts)
Net sales	$120,615	$111,485
Costs, expenses and other income:
Cost of goods sold	89,624	79,955
Selling and administrative	9,304	8,960
Total costs and operating expenses	98,928	88,915
Operating income	21,687	22,570
Other (expense)/income, net	(644)	154
Interest expense, net	(2,916)	(3,698)
Income before losses from equity method investment and provision for income tax	18,127	19,026
Losses from equity method investment	(170)	(195)
Income before provision for income taxes	17,957	18,831
Provision for income taxes	(5,730)	(6,330)
Net income	$12,227	$12,501

Net income per share:
Basic	$0.31	$0.30
Diluted	$0.31	$0.30
Weighted average shares outstanding:
Basic	39,576,268	41,524,294
Diluted	39,702,126	41,539,767

Continental Building Products, Inc.
Consolidated Balance Sheets

	March 31, 2017	December 31, 2016
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$57,908	$51,536
Receivables, net	41,729	32,473
Inventories, net	26,534	25,239
Prepaid and other current assets	5,522	7,485
Total current assets	131,693	116,733
Property, plant and equipment, net	303,507	307,838
Customer relationships and other intangibles, net	78,405	81,555
Goodwill	119,945	119,945
Equity method investment	8,160	8,020
Debt issuance costs	613	658
Total Assets	$642,323	$634,749
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable	$27,525	$27,411
Accrued and other liabilities	12,385	12,321
Notes payable, current portion	1,727	1,742
Total current liabilities	41,637	41,474
Deferred taxes and other long-term liabilities	19,610	19,643
Notes payable, non-current portion	264,203	264,620
Total Liabilities	325,450	325,737
Equity:
Undesignated preferred stock, par value $0.001 per share; 10,000,000 shares authorized, no shares issued and outstanding at March 31, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value per share; 190,000,000 shares authorized; 44,248,712 and 44,191,370 shares issued at March 31, 2017 and December 31, 2016, respectively; 39,531,934 and 39,691,715 shares outstanding at March 31, 2017 and December 31, 2016, respectively	44	44
Additional paid-in capital	323,111	322,384
Less: Treasury stock	(93,993)	(88,756)
Accumulated other comprehensive loss	(3,265)	(3,409)
Accumulated earnings	90,976	78,749
Total Equity	316,873	309,012
Total Liabilities and Equity	$642,323	$634,749

Continental Building Products, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	March 31, 2017	March 31, 2016
	(in thousands)
Cash flows from operating activities:
Net income	$12,227	$12,501
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,286	11,946
Bad debt expense	139	53
Amortization of debt issuance costs and debt discount	291	572
Loss on disposal of property, plant and equipment	13	7
Losses from equity method investment	170	195
Loss on debt extinguishment	686	—
Stock-based compensation	724	346
Deferred taxes	92	92
Change in assets and liabilities:
Receivables	(9,462)	(7,602)
Inventories	(1,279)	1,941
Prepaid expenses and other current assets	1,994	705
Accounts payable	1,714	(2,750)
Accrued and other current liabilities	87	(984)
Other long term liabilities	(146)	(181)
Net cash provided by operating activities	18,536	16,841
Cash flows from investing activities:
Capital expenditures	(5,359)	(101)
Software purchased or developed	(1)	(166)
Capital contributions to equity method investment	(524)	(97)
Distributions from equity method investment	214	142
Net cash used in investing activities	(5,670)	(222)
Cash flows from financing activities:
Proceeds from exercise of stock options	168	13
Tax withholdings on share-based compensation	(209)	—
Proceeds from debt refinancing	273,625	—
Disbursements for debt refinancing	(273,625)	—
Payments of financing costs	(649)	—
Principal payments for debt	(684)	(10,000)
Payments to repurchase common stock	(5,237)	(17,026)
Net cash used in financing activities	(6,611)	(27,013)
Effect of foreign exchange rates on cash and cash equivalents	117	487
Net change in cash and cash equivalents	6,372	(9,907)
Cash, beginning of period	51,536	14,729
Cash, end of period	$57,908	$4,822

Reconciliation of Non-GAAP Measures
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP). This release presents EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share, as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company’s operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance. Furthermore, the Company's Board of Director compensation committee uses EBITDA to evaluate management's compensation. Management also believes that EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are useful to investors because they allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share in the same manner. EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are not measurements of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income or earnings per share determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

Reconciliation of Net Income to EBITDA
	For the Three Months Ended
	March 31, 2017	March 31, 2016
	(in thousands)
Net income	$12,227	$12,501
Adjustments:
Other expense/(income), net	644	(154)
Interest expense, net	2,916	3,698
Losses from equity method investment	170	195
Provision for income taxes	5,730	6,330
Depreciation and amortization	11,286	11,946
EBITDA—Non-GAAP Measure	$32,973	$34,516
EBITDA Margin - EBITDA as a percentage of net sales - Non-GAAP Measure	27.3%	31.0%

Reconciliation of Net Income and Earnings Per Share (EPS) to Adjusted Net Income and Adjusted EPS
	For the Three Months Ended
	March 31, 2017	March 31, 2016
	(dollars in thousands, except per share amounts)
Net income - GAAP Measure	$12,227	$12,501
Expense of original issue discount and deferred financing fees for debt refinancing, after tax (a)	454	—
Adjusted net income - non-GAAP measure	$12,681	$12,501

Earnings per share - GAAP measure	$0.31	$0.30
Expense of original issue discount and deferred financing fees for debt refinancing, after tax (a)	0.01	—
Adjusted earnings per share - non-GAAP measure	$0.32	$0.30

(a)	Expense for debt repricing and expense for debt pricing per share is shown net of income tax benefit of $0.2 million.

Other Financial and Operating Data
	For the Three Months Ended
	March 31, 2017	March 31, 2016
	(dollars in thousands, except mill net)
Capital expenditures and software purchased or developed	$5,360	$267
Wallboard sales volume (million square feet)	650	617
Mill net sales price (a)	$147.92	$144.62

(a)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Interim Volumes and Mill Net Prices (Unaudited)
	For the Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017
Volumes (million square feet)	617	643	634	666	650
Mill net Price per MSF - Total	$144.62	$144.86	$144.34	$141.61	$147.92